                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              SAGA SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              SAGA SYSTEMS, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           [SAGA LOGO APPEARS HERE]

                          11190 Sunrise Valley Drive
                            Reston, Virginia 20191

April 11, 2000

To our Stockholders:

   You are cordially invited to attend the Annual Meeting of Stockholders of SAGA SYSTEMS, Inc. (the "Company"). The Annual Meeting will be held on Wednesday, May 17, 2000, at 10:00 a.m., Eastern Standard Time, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia.

   The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

   Included with the Proxy Statement is a copy of the Company's Annual Report to Stockholders for fiscal year 1999. We encourage you to read the Annual Report. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

   Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

   We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          [/s/ DANIEL F. GILLIS]
                                          DANIEL F. GILLIS
                                          President and Chief Executive
                                           Officer

                              SAGA SYSTEMS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 17, 2000

To the Stockholders of SAGA SYSTEMS, Inc.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of SAGA SYSTEMS, Inc. (the "Company") will be held on Wednesday, May 17, 2000, at 10:00 a.m., Eastern Standard Time, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia for the following purposes:

  1. To elect four members of the Board of Directors for the term of office stated in the Proxy Statement.

  2. To approve an amendment to the Company's 1997 Stock Option Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 2,000,000 shares from 6,875,000 shares to 8,875,000 shares.

  3. To ratify the appointment of KPMG LLP as independent public accountants for the Company for the current fiscal year.

  4. To transact any other business that may properly come before the Meeting.

   Stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the Meeting or any continuation or adjournment thereof.

   Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

                                       By Order of the Board of Directors,

                                       [/s/ KATHERINE E. BUTLER]
                                       KATHERINE E. BUTLER
                                       Vice President, General Counsel &
                                        Secretary

Reston, Virginia
April 11, 2000


 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                              SAGA SYSTEMS, INC.

                               ----------------

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of SAGA SYSTEMS, Inc. (the "Board"), a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 17, 2000, at 10:00 a.m., Eastern Standard Time, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, Virginia, and any adjournments thereof (the "Meeting"). The mailing address of the Company's executive office is 11190 Sunrise Valley Drive, Reston, Virginia 20191 and the telephone number is (703) 860-5050.

     Only holders of record of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at the close of business on March 24, 2000 (the "Record Date"), will be entitled to vote at the Meeting. At the close of business on the Record Date, there were 28,615,681 shares of Common Stock outstanding ("Outstanding Shares") and entitled to vote. The presence in person or by proxy at the Meeting of the holders of a majority of the Outstanding Shares (i.e., at least 14,307,841 shares) will constitute a quorum for the transaction of business at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes will be treated as being present. For purposes of the election of directors, votes withheld and broker non-votes are not counted toward a nominee's total. For purposes of all other matters being voted on at the Meeting, abstentions and broker non-votes are not counted as votes cast and will have no effect on the vote. Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

     This Proxy Statement, the accompanying proxy and the Company's 1999 Annual Report to Stockholders were first mailed to stockholders on or about April 11, 2000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it before it is exercised. Unless revoked, the shares represented by a properly executed proxy will be voted at the Meeting and all adjournments thereof. A proxy may be revoked by giving written notice to the Secretary of the Company at the Company's address set forth above prior to the Meeting, by delivery of a later dated proxy that is signed by the person who signed the earlier proxy to the Secretary of the Company at the Meeting prior to a vote being taken on a particular proposal at the Meeting, or by attendance at the Meeting and voting in person.

     If the enclosed proxy form is properly executed and returned to the Company in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" each nominee proposed by the Board of Directors, "FOR" the amendment of the Company's 1997 Stock Option Plan (the "Option Plan") and "FOR" the ratification of the selection of independent public accountants. The duly appointed proxies may, at their discretion, vote upon such other matters as may properly come before the Meeting.

     The expenses of soliciting your proxy, including the expenses of printing and mailing proxy material, will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by the Company through certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. The Company will pay no additional compensation to such persons for such solicitation. The Company will request persons, firms, corporations, brokers and nominees who hold shares of Common Stock in their names or in the names of their nominees which shares are beneficially owned by others, to furnish proxy material to and obtain proxies from the beneficial owners of the shares and will reimburse such holders for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 20, 2000, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Outstanding Shares of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of December 31, 1999 (hereinafter referred to as the "named executive officer(s)"), and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated, each person listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

                                                         Amount and
                                                         Nature of
                                                         Beneficial   Percent
          Name and Address of Beneficial Owner           Ownership  Of Class (1)
          ------------------------------------           ---------- -----------
5% Stockholders:
Thayer Equity Investors III, L.P. ...................... 10,736,953    37.5%
 1455 Pennsylvania Avenue, N.W.
 Washington, DC 20004...................................
Software AG                                               2,450,000     8.6%
 Uhlandstrasse 12
 64297 Darmstadt-Eberstadt, Germany.....................
Dr. Erwin Koenigs (2)...................................  2,450,000     8.6%
Volker Dawedeit (2).....................................  2,450,000     8.6%
Current Directors and Nominees:
Carl J. Rickertsen (3).................................. 10,823,244    37.8%
Paul A. Brands (4)......................................      5,000       *
John F. Burton..........................................          0       *
Dr. Philip S. Dauber (5)................................    101,763       *
Daniel F. Gillis (6)....................................  1,849,689     6.1%
Edward E. Lucente (7)...................................     40,838       *
Frederic V. Malek (3)................................... 10,795,244    37.7%
Dr. Paul G. Stern (3)................................... 10,795,244    37.7%
Named Executive Officers who are not Directors:
Katherine E. Butler (8).................................     39,748       *
Timothy L. Hill (9).....................................          0       *
Harry K. McCreery (10)..................................  1,085,815     3.7%
Gary M. Voight (11).....................................     16,042       *
All current executive officers and directors
 as a group (13 persons)(12)............................ 12,917,796    42.5%

--------
  * Less than 1% of the outstanding Common Stock
 (1) Based on (i) 28,608,732 shares of Common Stock outstanding as of March 20, 2000, and (ii) with respect to each person, the shares of Common Stock issuable by the Company pursuant to options held by such persons which may be exercised within 60 days following March 20, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Shares subject to stock options that are or will become exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (2) All 2,450,000 shares are held of record by Software AG, a German software company ("SAG"). Dr. Koenigs is the Chairman of the Board and Chief Executive Officer of SAG and Mr. Dawedeit is a director and the Chief Financial Officer of SAG. Dr. Koenigs and Mr. Dawedeit may be deemed to have or share voting and investment power with respect to all shares held of record by SAG. Dr. Koenigs and Mr. Dawedeit disclaim beneficial ownership of all shares held of record by SAG.
 (3) Includes 10,736,953 shares held of record by Thayer Equity Investors III, L.P. ("Thayer") and 58,291 shares held of record by TC Co-Investors, LLC ("TC Co-Investors"). Thayer is a Delaware limited partnership whose sole general partner is TC Equity Partners, L.L.C. ("TC Equity Partners"), a Delaware limited liability company, and whose managing agent is TC Management Partners, L.L.C. ("TC Management"). TC Equity Partners beneficially owns, and has sole voting and investment power with respect to, the shares of Common Stock held of record by Thayer. TC Co-Investors is a Delaware limited liability company whose managing member is TC Management. TC Management beneficially owns, and has sole voting and investment power with respect to, the shares of Common Stock held of record by TC Co-Investors. Messrs. Malek and Rickertsen and Dr. Stern are the members of TC Management and the principal members of TC Equity Partners. Messrs. Malek and Rickertsen and Dr. Stern may be deemed to be the beneficial owners of the shares of Common Stock held by each of Thayer and TC Co-Investors. Messrs. Malek and Rickertsen and Dr. Stern disclaim beneficial ownership of all shares held of record by Thayer and TC Co-Investors.
 (4) All 5,000 shares are subject to the exercise of stock options that are or will become exercisable within 60 days.
 (5) Includes (i) 88,149 shares held of record by PSERD Trust, of which Dr. Dauber is a trustee, and (ii) 13,614 shares subject to the exercise of stock options that are or will become exercisable within 60 days. Dr. Dauber shares voting and investment power with respect to all shares held by PSERD Trust and may be deemed to be the beneficial owner of all such shares.
 (6) Includes 1,645,344 shares subject to the exercise of stock options that are or will become exercisable within 60 days.
 (7) All 40,838 shares are subject to the exercise of stock options that are or will become exercisable within 60 days.
 (8) Includes 37,500 shares subject to the exercise of stock options that are or will become exercisable within 60 days.
 (9) Mr. Hill resigned from the Company and SAGA SOFTWARE, Inc., a wholly owned subsidiary of the Company ("SAGA"), effective February 29, 2000.
(10) Includes 879,566 shares subject to the exercise of stock options that are or will become exercisable within 60 days. Mr. McCreery retired from the Company and SAGA effective April 3, 2000. The 879,566 shares subject to the exercise of stock options will expire by July 3, 2000.
(11) Includes 15,000 shares subject to stock options that are or will become exercisable within 60 days.
(12) Includes (i) 10,736,953 shares held of record by Thayer, (ii) 58,291 shares held of record by TC Co-Investors, (iii) 88,149 shares held of record by PSERD Trust, and (iv) 1,797,322 shares subject to stock options that are or will become exercisable within 60 days. See footnotes (3) through (11).

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     At the Meeting, the stockholders will elect four directors to hold office until the term of the class into which he was placed expires and until successors have been duly elected and qualified or until any such director's earlier resignation or removal. The Company's Third Amended and Restated Bylaws (the "Bylaws"), provide for the Company's Board to be comprised of six directors, which number of directors may be increased or decreased by the Board. In March 1999, the Board created two additional directorships bringing the total number of directors of the Board to eight. The Board is divided into three classes with staggered terms, as nearly equal in number as reasonably possible.

     The Board appointed John F. Burton to the Board effective December 20, 1999, filling the vacancy created when Dr. Erwin Koenigs resigned his directorship effective October 7, 1999. The Board has nominated John F. Burton for election to the Board to serve as a class II director for a term to expire at the annual meeting of stockholders to be held in 2002 and until the election and qualification of his successor. The Board has also nominated each of Paul A. Brands, Carl J. Rickertsen and Dr. Paul G. Stern, the incumbent class III directors, for re-election to the Board to serve as a class III director for a three-year term expiring at the annual meeting of stockholders to be held in 2003 and until the election and qualification of his successor.

     The proxies solicited hereby will be voted for the election of the four nominees recommended by the Board, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any of the nominees for election as a director will not be a candidate or will be unable to serve if elected. If any nominee for any reason is unable to serve or will not serve, the shares of Common Stock represented by proxies may be voted for such substitute nominee as the Board, in its discretion, may designate unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates.

Required Vote

     A plurality of the votes cast at the Meeting in person or by proxy is required to elect each nominee as a director.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
      ELECTION OF PAUL A. BRANDS, JOHN F. BURTON, CARL J. RICKERTSEN AND
                DR. PAUL G. STERN AS DIRECTORS OF THE COMPANY.

Directors

     The following sets forth certain information regarding the nominees for election to the Board and the other directors who will continue in office for the remainder of their terms. Directors elected to succeed those directors whose terms have expired at an annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All ages and positions set forth below are as of April 11, 2000.

                               Year
                             Term Will
          Name           Age  Expire                 Positions with the Company
          ----           --- ---------               --------------------------
Carl J. Rickertsen......  40   2000    Chairman of the Board & Nominee for Class III Director
Paul A. Brands..........  58   2000    Nominee for Class III Director
John F. Burton..........  48   2000    Nominee for Class II Director
Dr. Philip S. Dauber....  59   2001    Director
Daniel F. Gillis........  53   2001    Director, President and Chief Executive Officer
Edward E. Lucente.......  60   2002    Director
Frederic V. Malek.......  63   2002    Director
Dr. Paul G. Stern.......  61   2000    Nominee for Class III Director

     Mr. Brands has served as a director of the Company since May 1999. Mr. Brands is the Chairman of the Board and Chief Executive Officer of American Management Systems, Inc. ("AMS"), an international business and information technology consulting firm. Mr. Brands joined AMS in 1977 and has served as a member of its Board of Directors since 1992, Chief Executive Officer since 1993, and Chairman of the Board since 1997. Prior to joining AMS, Mr. Brands served the U.S. Environmental Protection Agency's Office of Planning and Evaluation from 1973 to 1977 where he was the Deputy Assistant Administrator for three years. From 1967 to 1973, Mr. Brands managed the Asian Division of the Office of the Assistant Secretary of Defense for Systems Analysis. In 1967, Mr. Brands completed Officer Candidate School and was commissioned as an Officer of the U.S. Army Corps of Engineers. Mr. Brands is a member of the Board of Directors of the Professional Services Council, the Executive Advisory Committee of the University of Rochester William E. Simon School of Business Administration and the Dean's Council of the University of Virginia School of Engineering and Applied Science.

     Mr. Burton was appointed a director of the Company by the Board in December 1999. The Board nominated Mr. Burton for election by the stockholders as a director of the Company. If elected, Mr. Burton will be placed in class II and his term as a director of the Company will expire at the annual meeting of stockholders to be held in 2002. Since March 1997, Mr. Burton has been a Managing Director at Updata Capital, Inc., an investment banking firm specializing in mergers and acquisitions for the information technology industry. Since October 1996, Mr. Burton has also served as President of Burton Technology Partners, Ltd., an investment and strategic planning company. From September 1995 until October 1996, Mr. Burton served as the President and Chief Executive Officer of NatSystems International, Inc., a software company. From March 1984 until February 1995, Mr. Burton was the President, Chief Executive Officer and a director of LEGENT Corporation, a public systems management software company. Mr. Burton currently serves as a director of Banyan Systems Inc., AXENT Technologies, Inc. and TREEV, Inc.

     Dr. Dauber has served as a director of the Company since April 1997. Dr. Dauber is an independent consultant providing services to several companies including IQI, Inc., a telemarketing firm, where he served as acting President from February 1997 through August 1997. Before becoming an independent consultant, Dr. Dauber served as a Senior Vice President of Unisys Corporation from 1981 to 1987 during which time he was also Chairman and Chief Executive Officer of Memorex, Inc., a wholly owned subsidiary of Unisys Corporation. Before joining Unisys Corporation, Dr. Dauber was employed by IBM from 1965 to 1981 and served as secretary of its Corporate Management Committee from 1980 to 1981.

     Mr. Gillis has served as President and Chief Executive Officer of the Company and SAGA since May 1996. He also has served as a director of the Company since February 1997. Previously, Mr. Gillis served as Senior Vice President of U.S. Sales of SAGA from April 1995 to May 1996 and as Vice President of Federal Systems Sales of SAGA from January 1995 to March 1995. From August 1994 to January 1995, he was a private consultant. From May 1987 through August 1994, he was Executive Vice President at Falcon Microsystems Inc., a computer products reseller and systems integrator.

     Mr. Lucente has served as a director of the Company since April 1997. Since January 1998, Mr. Lucente has served as President and Chief Executive Officer of QMS, Inc. From May 1995 through January 1998, Mr. Lucente served as the President and Chief Executive Officer of Liant Software Corporation. Previously, from May 1994 until April 1995, he was a marketing consultant and from March 1993 through April 1994, he was Executive Vice President of World Wide Sales and Marketing of Digital Equipment Corporation. From February 1991 until March 1993, Mr. Lucente was Executive Vice President of Northern Telecom, Ltd. Mr. Lucente was employed by IBM from 1961 through 1991 when he retired as Corporate Vice President. Mr. Lucente currently serves as a director of QMS, Inc. and Information Resources, Inc. He also serves as a director of the Mobile Area Chamber of Commerce and is a life trustee of Carnegie Mellon University.

     Mr. Malek has served as a director of the Company since May 1999. Mr. Malek is Chairman of Thayer Capital Partners and is a member of TC Equity Partners and TC Management, who are, respectively, the sole general partner and the managing agent of Thayer. Thayer is a private equity fund based in Washington, D.C. that targets investments in the information technology and services industries and its investors include corporations, pension funds and financial institutions. Prior to his involvement with Thayer, Mr. Malek served as President of Marriott Hotels and Resorts from 1980 to 1988 and as President and Vice Chairman of Northwest Airlines from 1989 to 1991, and as Campaign Manager of Bush/Quayle '92 in 1992. Mr. Malek is a director of Aegis Communications Group, Inc., American Management Systems, Inc., Automatic Data Processing, Inc., CB Richard Ellis Services, Inc., FPL Group, Inc., Global Vacation Group, Inc., Manor Care, Inc., Northwest Airlines, Inc. and Paine Webber Mutual Funds.

     Mr. Rickertsen has served as Chairman of the Board of the Company since April 1997. Mr. Rickertsen is also a member of TC Equity Partners and TC Management. From September 1994 to April 1996, Mr. Rickertsen was a partner with Thayer Capital Partners. Prior to that, Mr. Rickertsen acted as a private financial consultant from 1993 through August 1994, and was a partner at Hancock Park Associates, a private equity investment firm based in Los Angeles, from 1989 to 1993. Before joining Hancock Park Associates,
Mr. Rickertsen was an associate at Brentwood Associates from 1987 to 1989, and worked in the high technology group at Morgan Stanley & Co., Inc. from 1983 to 1985. Mr. Rickertsen currently serves as a director of e-Plus, Inc., Global Vacation Group, Inc. and U.S. Technologies, Inc.

     Dr. Stern has served as a director of the Company since April 1997. In 1999, Dr. Stern founded Arlington Capital Partners, a private equity investment firm. In 1995, Dr. Stern joined Thayer as a co-founder, and is also a member of TC Equity Partners and TC Management. From June 1993 to June 1995, Dr. Stern was a Special Limited Partner at Forstmann Little & Co., a private investment firm. From 1989 until June 1993, Dr. Stern served as Chief Executive Officer and Chairman of the Board of Northern Telecom Ltd. Dr. Stern currently serves as a director of the Dow Chemical Company, Whirlpool Corporation, Aegis Communications, Inc. and e-Plus, Inc.

Director Compensation

     Beginning in 1999, the Company paid each director who is not an employee of the Company or an affiliate of Thayer $2,000 per scheduled Board meeting attended. The Company also reimburses directors for certain out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

     Directors who are employees of the Company or an affiliate of Thayer are eligible to receive grants of stock options under the Option Plan. During 1999, Messrs. Brands and Burton each were granted options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $10.9375 and $21.6875, respectively. The options vest in equal annual installments of 25%. The first 25% installment of the options granted to Messrs. Brands and Burton will vest on May 20, 2000 and December 20, 2000, respectively, and each of the subsequent installments are scheduled to vest on the first, second and third anniversaries of May 20, 2000 and December 20, 2000, respectively. The options will become immediately exercisable in full upon a change in control of the Company. Mr. Gillis is the President and Chief Executive Officer of the Company and SAGA and is not separately compensated as a director of the Company. In 1999, Mr. Gillis was not granted stock options under the Option Plan. See "Executive Compensation--Option Grants in Last Fiscal Year."

Board of Directors' Meetings and Committees

     The Board met five times at regularly scheduled meetings and twice at special meetings during fiscal year 1999. During that same period, the Board acted twice by written consent. The permanent committees of the Board consist of an Audit Committee, a Compensation Committee and an Employee Stock Option Committee (the "Stock Option Committee"). Each of the Board members other than Mr. Lucente and Dr. Stern attended at least 75% of all meetings of the Board and its committees on which he served during 1999.

     The Audit Committee consists of Messrs. Lucente (Chair) and Brands and Dr. Dauber. The Audit Committee met four times during fiscal year 1999. The Audit Committee has certain duties relating to the year-end audit, the Company's accounting methods and internal accounting controls. In addition, the Audit Committee is responsible for the Company's relationship with its independent public accountants, including making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the Company's independent public accountants and approving professional services provided by the Company's independent public accountants.

     The Compensation Committee consists of Messrs. Rickertsen (Chair), Burton and Malek and Drs. Dauber and Stern. The Compensation Committee met four times during 1999. The Compensation Committee is responsible for determining the compensation of the Company's Chief Executive Officer and other executive officers and establishing policies and guidelines regarding the compensation of other officers and employees of the Company and its subsidiaries. The Compensation Committee is also authorized to administer the Option Plan, including the power to grant stock options, and the Company's Employee Stock Purchase Plan.

     The Stock Option Committee consists of Mr. Gillis. The Board created the Stock Option Committee for the purpose of granting stock options under the Option Plan to persons who are not (or who will not be) at the time of such grant subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Option Committee is not authorized to grant any stock option under the Option Plan to any person who reports directly to any member of the Stock Option Committee and/or to grant any stock option under the Option Plan that covers more than 10,000 shares of Common Stock without the prior consent and approval of the Compensation Committee. In addition, the Board has provided the Stock Option Committee with specific guidance concerning stock option grants to employees other than those who report to Mr. Gillis or those who received options to purchase at least 10,000 shares. The Stock Option Committee acted 11 times during 1999 by written consent. All grants of stock options made by the Stock Option Committee are reported to the Compensation Committee on a regular basis.

     The Company does not have a standing nominating committee or other committee performing similar functions. The Board will consider stockholder nominations for directors submitted in accordance with the procedure set forth in the Company's Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to the Secretary of the Company prior to a meeting. To be timely, the notice must be delivered not later than the time for submission of a stockholder proposal as described under "Stockholder Proposals." Such notice must be accompanied by the nominee's written consent and contain information relating to the business experience and background of the nominee, and information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder.

                              EXECUTIVE OFFICERS

     The names of, and certain information regarding, executive officers of the Company who are not directors of the Company are set forth below. The executive officers serve at the discretion of the Board and the Chief Executive Officer. All ages and positions set forth below are as of April 11, 2000.

             Name              Age          Positions with the Company
             ----              ---          --------------------------
Katherine E. Butler...........  48 Vice President, General Counsel and Secretary
Alan I. Croll.................  52 Vice President, Professional Services
David S. Linthicum............  37 Vice President and Chief Technology Officer
Gary M. Voight................  47 Vice President, Sales
Dale E. Williams..............  37 Vice President and Chief Financial Officer

     Ms. Butler has served as Vice President, General Counsel and Secretary of the Company and SAGA since June 1998. Prior to joining the Company, Ms. Butler served as legal counsel for the General Electric Company ("GE"). Her positions with GE included serving as Senior European Counsel for GE Information Services ("GEIS") from November 1988 to February 1997 based in Paris, Milan and then London, and subsequently as Senior Transactions Counsel from February 1997 through May 1998 based in Rockville, Maryland. Ms. Butler also served as Counsel for GEIS in Rockville, Maryland from 1986 to November 1988. Prior to this, Ms. Butler served as lead legal counsel for Software International Corporation in Andover, Massachusetts from 1981 until 1986.

     Mr. Croll has served as Vice President, Professional Services of the Company since January 1999. Previously, Mr. Croll served from December 1994 through December 1998 as Vice President for Nichols Research Corporation, a diversified professional services firm. From September 1996 through August 1998, Mr. Croll also served as President of CSSi, a wholly owned subsidiary of Nichols. From September 1991 through July 1994, Mr. Croll served as Vice President, Digital Services and Multivendor Customer Services for Digital Equipment Corporation's Mid-Atlantic and Southern States Region. From January 1989 through September 1991, Mr. Croll was Vice President, U.S. Government Enterprise Integration Services for Digital Equipment Corporation.

     Mr. Linthicum has served as Vice President and Chief Technology Officer of the Company since December 1997. Prior to joining the Company, Mr. Linthicum served from June 1997 to December 1997 as Senior Manager in the Center of Technology Enablement for Ernst & Young LLP. From April 1995 to June 1997, Mr. Linthicum served as Senior Manager, Systems Integration Practice at AT&T. From December 1990 to April 1995, Mr. Linthicum was Technical Director, Treasury Department for Mobil Oil Corporation.

     Mr. Voight joined the Company in December 1998 as Vice President, Sales. Previously, Mr. Voight had served as Vice President, Worldwide Transaction Systems for IBM Software Group beginning in January 1997, and as Vice President, Sales for Transarc Corporation, a wholly owned subsidiary of IBM, beginning in November 1995. From November 1982 through November 1995, Mr. Voight was employed by Stratus Computer, Inc., a provider of fault tolerant computers, and Isis Distributed Systems, a leader in distributed computing software and a wholly owned subsidiary of Stratus Computer, Inc., in a variety of sales management, operations, marketing and consumer support positions. Before joining Stratus Computer, Inc., Mr. Voight worked for Datapoint Corporation, a leader in dispersed data processing, from September 1977 through November 1982 in sales and sales management positions. Mr. Voight began his career as a salesman for Burroughs Corporation in 1975.

     Mr. Williams has served as the Vice President and Chief Financial Officer of the Company and SAGA since January 2000. Before joining the Company, Mr. Williams served as Vice President and Chief Financial Officer for GEIS since May 1998. He joined GEIS in June 1996 as Manager-Global Financial Planning and Analysis. After beginning his career at GE in May 1985, Mr. Williams held a broad range of financial positions throughout GE's various divisions.

     Executive officers of the Company are elected by the Board on an annual basis and serve until the first meeting of the Board following the next annual meeting of stockholders after their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. There are no family relationships among any of the executive officers or directors of the Company.

Executive Compensation

       Summary Compensation Table

     The following table sets forth certain information concerning compensation paid to the named executive officers for the years ended December 31, 1999, 1998 and 1997.

                                                           Long-Term
                                                          Compensation
                              Annual Compensation (1)        Awards
                              -----------------------     ------------
                                                           Securities
   Name and Principal                                      Underlying       All Other
        Position         Year   Salary           Bonus    Options (2)    Compensation (3)
   ------------------    ---- ------------    ----------- ------------   ----------------
Daniel F. Gillis........ 1999    $343,072     $    18,525         --         $  8,000
 Director, President and
  Chief                  1998     324,423         325,000         --          227,678
 Executive Officer       1997     275,002         340,500  2,392,500          194,461
Timothy L. Hill(4)...... 1999    $235,000     $     4,550     40,000         $  5,423(5)
 Vice President,
  Marketing              1998     228,615          65,000         --               --
 And International
  Operations             1997      82,212          65,000     85,250           71,916(6)
Harry K. McCreery (7)... 1999    $194,885     $     7,410         --         $  8,000
 Vice President,
  Treasurer              1998     189,827         148,200         --          272,730
 And Chief Financial
  Officer                1997     174,711         236,500  1,288,100(8)       242,317
Gary M. Voight.......... 1999    $200,000     $     6,500     40,000         $ 85,998(9)
 Vice President, Sales   1998      15,385(10)          --     60,000               --
Katherine E. Butler..... 1999    $189,423     $     6,500     50,000         $ 33,000(11)
 Vice President, General 1998      96,250(12)     113,750     60,000            2,356(13)
 Counsel and Secretary

--------
 (1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted in the aggregate less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer during each of 1999, 1998 and 1997.
 (2) All figures in this column reflect shares of Common Stock subject to the exercise of stock options granted under the Option Plan.
 (3) Unless otherwise indicated, consists of (i) amounts of deferred compensation earned and credited to deferred compensation accounts of the named executive officer during 1998 and 1997, and (ii) $8,000 of matching contributions made under the Company's 401(k) Plan during 1999, 1998 and 1997. See "Deferred Compensation Agreements."
 (4) Mr. Hill resigned from the Company and SAGA effective February 29, 2000.
 (5) Consists of matching contributions made under the Company's 401(k) Plan.
 (6) Consists of $52,399 of moving expenses incurred and reimbursed by the Company and $15,183 of moving expenses paid by the Company, both of which are taxable. Also includes $4,334 of non-taxable moving expenses paid by the Company.
 (7) Mr. McCreery retired from the Company and SAGA effective April 3, 2000.
 (8) Includes 879,566 shares subject to the exercise of stock options which will expire by July 3, 2000.
 (9) Consists of (i) a special performance award of $30,000, (ii) $47,998 of moving expenses either paid or reimbursed by the Company, of which $40,944 was taxable and $7,054 was non-taxable, and (iii) $8,000 of matching contributions made under the Company's 401(k) Plan.
(10) Mr. Voight's employment with the Company commenced on December 1, 1998.

(11) Consists of (i) a special performance award of $25,000, and (ii) $8,000 of matching contributions made under the Company's 401(k) Plan.
(12) Ms. Butler's employment with the Company commenced on June 10, 1998.
(13) Consists of matching contributions made under the Company's 401(k) Plan.

       Option Grants in Last Fiscal Year

     The following table sets forth information concerning the grant of stock options to each of the named executive officers in 1999.

                                                                                 Potential
                                                                             Realizable Value
                                                                             at Assumed Annual
                                                                               Rate of Stock
                                                                                   Price
                                                                             Appreciation for
                                         Individual Grants                    Option Term (2)
                         --------------------------------------------------- -----------------
                          Number of     % of Total
                           Shares     Options Granted
                         Underlying   To Employees in  Exercise
                           Options      Fiscal Year      Price    Expiration
          Name           Granted (1)       1999       (per share)    Date       5%       10%
          ----           -----------  --------------- ----------- ---------- -------- --------
Katherine E. Butler.....   30,000(3)        3.4%        $15.000    1/14/06   $183,195 $426,923
                           20,000(4)        2.3%         10.625     8/5/06     86,509  201,602
Timothy L. Hill.........   20,000(3)        2.3%        $15.000    1/14/06   $122,130 $284,615
                           20,000(4)        2.3%         10.625     8/5/06     86,509  201,602
Gary M. Voight..........   40,000(4)        4.5%        $10.625     8/5/06   $173,018 $403,205

--------
(1) Unless otherwise indicated, each option granted vests at a rate of 25% per annum on each of the first, second, third and fourth anniversaries of the grant date. No option granted under the Option Plan is exercisable after the seventh anniversary of the option's date of grant. Options will become immediately exercisable under certain circumstances including a change in control of the Company. Each option was granted under the Option Plan and has an exercise price equal to the fair market value of the Common Stock on the date of grant.
(2) Amounts represented hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period and the date on which the options are exercised.
(3) Each of the indicated options was granted on January 14, 1999.
(4) Each of the indicated options was granted on August 5, 1999.

       Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
       Values

     The following table sets forth information regarding the aggregate exercises of options by each of the named executive officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1999 and the values of "in-the-money" options.

                                                  Number of Securities
                                                 Underlying Unexercised   Value of the Unexercised
                                                 Options at Fiscal Year-   In-The-Money Options at
                           Shares                          End                 Fiscal Year-End
                          Acquired     Value    ------------------------- -------------------------
          Name           on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ---------- ----------- ------------- ----------- -------------
Daniel F. Gillis........   80,295    $1,297,147  1,243,678     678,331    $15,814,041  $10,403,544
Harry K. McCreery.......        0    $        0    622,901     365,199    $ 8,004,981  $ 5,601,457
Timothy L. Hill.........        0    $        0     42,626      82,624    $   717,879  $ 1,002,859
Gary M. Voight..........        0    $        0     15,000      85,000    $    60,938  $   555,313
Katherine E. Butler.....        0    $        0     15,000      95,000    $         0  $   334,375

Deferred Compensation Agreements

     The Company entered into deferred compensation agreements dated July 1, 1995 and January 1, 1991 with Messrs. Gillis and McCreery, respectively (the "Deferred Compensation Agreements"). Pursuant to these agreements, each of Messrs. Gillis and McCreery annually received a credit of $41,838 and $46,000, respectively, to his deferred compensation account plus an additional credit to such account equal to 53% and 100%, respectively, of his bonus for such year. The deferred compensation accounts earned interest at an annual rate of 6%. Under the Deferred Compensation Agreements, no additional credits, other than interest, were made to any of the deferred compensation accounts after December 31, 1998. The deferred compensation accounts of Messrs. Gillis and McCreery were fully vested on December 31, 1998. On January 1, 1999, Messrs. Gillis and McCreery exercised their right to receive the balance in their deferred compensation accounts. Accordingly, Messrs. Gillis and McCreery received payment of the balance in their respective deferred compensation accounts on January 1, 1999 and the deferred compensation accounts were closed.

Severance Agreements

     Mr. Gillis entered into a memorandum of understanding dated April 24, 1997 with the Company with respect to the termination of his employment as President and Chief Executive Officer of the Company. Under this agreement, the Company is required to pay Mr. Gillis a severance benefit equal to 12 months of his then-current salary plus annual bonus ($460,000 minimum payment), and, for a period not to exceed twelve months, to continue to make available his health and other fringe benefits if (i) the Company terminates his employment other than for cause, or (ii) he resigns within ninety days of a substantial change in his title or a substantial reduction in his compensation and benefits or job responsibilities.

     Mr. McCreery also entered into a memorandum of understanding dated December 16, 1996 with the Company with respect to the termination of his employment on terms and conditions substantially similar to Mr. Gillis' memorandum of understanding with the Company, provided, however, that (i) the severance benefit due each such executive officer upon termination under his respective memorandum of understanding is equal to twelve months of his then-current salary plus a pro-rated bonus payment, and (ii) no severance or other benefits are due under these agreements if the executive officer resigns within 90 days of a substantial reduction in his compensation and benefits related to a Company-wide reduction or a substantial reduction in his job responsibilities that is deemed to be in the best business interests of the Company. Mr. McCreery retired effective April 3, 2000 and received no payment under the memorandum of understanding.

     Pursuant to the terms of a Shareholders Agreement dated as of April 1, 1997, each of Messrs. Gillis and McCreery has agreed that (i) prior to the fifth anniversary of the termination of his employment with the Company, he will not influence any employee to leave the Company, and (ii) prior to the third anniversary of the termination of his employment with the Company (unless such termination is by the Company without cause), he will not directly or indirectly compete with the Company by soliciting any of its customers, clients or suppliers. Mr. Hill has agreed to similar restrictions pursuant to a subscription agreement between Mr. Hill and the Company dated as of August 22, 1997, as amended.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company's Board currently consists of Messrs. Burton, Malek and Rickertsen and Drs. Dauber and Stern, none of whom is or was an officer or employee of the Company or any of its subsidiaries. The Board appointed Mr. Burton to the Compensation Committee in January 2000. Messrs. Malek and Rickertsen and Dr. Stern are members of TC Management and TC Equity Partners, which are, respectively, the managing agent and the sole general partner of Thayer, a stockholder of the Company. TC Management is also the managing member of TC Co-Investors, a stockholder of the Company. The Company pays an annual fee of $300,000 on a quarterly basis plus out-of-pocket expenses to TC Management for management and consulting services. In 1999, the Company paid a total of approximately $314,000 for services provided by TC Management plus out-of-pocket expenses. TC Management and TC Equity Partners beneficially own and have sole investment and voting power with respect to the shares of Common Stock held of record by TC Co-Investors and Thayer, respectively.

     No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries prior to or during 1999. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board or on the Compensation Committee of the Company.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

     The Compensation Committee is responsible for determining compensation for the executive officers of SAGA SYSTEMS, Inc. (the "Company") and for granting awards under and administering the Company's 1997 Stock Option Plan (the "Option Plan") and the Company's Employee Stock Purchase Plan ("Employee Stock Purchase Plan")(collectively, the "Plans"). The Compensation Committee currently consists of Messrs. Burton, Malek and Rickertsen and Drs. Dauber and Stern, each of whom is neither an officer nor an employee of the Company. The Board appointed Mr. Burton to the Compensation Committee in January 2000.

Compensation Philosophy
-----------------------

     The compensation program for the executive officers of the Company and its subsidiaries is developed and administered by the Board and its Compensation Committee. The Compensation Committee establishes general overall compensation policies regarding other officers of the Company, but their specific compensation program is developed and administered by management. The key goals of the Company's compensation program are to attract, retain and reward the most capable executives who can contribute (both short- and long-term) to the success of the Company and to align compensation with the attainment of the business objectives of the Company.

     The following principles guide the Company's compensation strategy:

  . To attract and retain the most highly qualified management team;

  . To pay competitively compared to similar organizations and to provide reward opportunities consistent with performance compared to similar organizations in the marketplace;

  . To align compensation programs with the stockholders' interests and the Company's annual and long-term business objectives and focus executives' attention on the fulfillment of those objectives; and

  . To strive for fairness while giving appropriate weight to individual performance contributions as the basis of executive pay decisions.

Executive Officer Compensation
------------------------------

     A key objective of the Company is to attract, develop and maintain strong executive officers that are capable of maximizing the Company's performance for the benefit of its stockholders. In furtherance of this objective, the Compensation Committee has adopted a compensation strategy for executive officers which utilizes reasonable salaries, while emphasizing the use of variable incentives such as awards of cash bonuses and grants of stock options in order to reward longer-term contributions to the Company's success.

     The Company periodically compares its compensation levels, practices and financial performance to a select group of technology companies of similar size, geographic market and business makeup to the Company (the "Comparative Companies"). For the purpose of determining competitive compensation practices and identifying the Comparative Companies, the Compensation Committee will gather data from companies with the following characteristics:

  . Direct competitors for the Company's management talent; and

  . Similar high quality, software and systems development organizations.

     Accordingly, the Company will use both a defined peer group of Comparative Companies and a general industry group consisting of technology companies of similar size, geographic makeup and business makeup as its benchmarks to determine competitive compensation practices. The companies comprising this group of Comparative Companies may differ from those included in the Peer Group Index appearing on page 18.

     To implement the compensation philosophy described above, the Company's executive compensation program has three primary components: (i) a base salary, (ii) incentive bonus awards, and (iii) long-term incentive awards. The factors and criteria to be considered with respect to each of these components are set forth below.

     Base Salary. The first component of the Company's compensation program is base salary. Base salaries of the Company's Chief Executive Officer ("CEO") and executive officers are determined by competitive, market-based pay practices, performance evaluations and expected future contributions. The range of the base salary for an executive position will be established primarily based on competitive salaries for positions with a similar scope of responsibilities and job complexities at a select group of technology companies of similar size, geographic market and business makeup to the Company. The level of base salary within the range of competitive salaries will be determined on the basis of individual performance, experience and other relevant factors, such as demonstrated leadership, job knowledge and management skills. Such determination will be made by the Compensation Committee with regard to the Company's executive officers, and by management with regard to all other officers consistent with the general overall compensation policies established by the Compensation Committee.

     The Compensation Committee generally targets the salaries of the Company's CEO and executive officers at or above the median of the Comparative Companies, while also considering the unique responsibilities and performance of the CEO and each executive officer. Accordingly, higher compensation may be paid if necessary or appropriate to attract or retain unusually qualified executives. Annual or other base salary adjustments will be based on individual performance as well as other market factors.

     Corporate Incentive Plan. The second component of the Company's compensation program is incentive bonus awards, referred to internally as the Corporate Incentive Plan. The Corporate Incentive Plan is intended to focus the efforts of executives on the attainment of annual financial performance objectives. The performance objectives are proposed by management and approved by both the Board and Compensation Committee thereby providing the basis for calculation of the incentive bonus award. If such performance goals are achieved, a pool of bonus funds will be available for incentive bonus awards. In establishing this fund, the Compensation Committee considers both revenue and pre-tax profits. The size of the pool will depend on the Company's success in meeting such objectives. The Corporate Incentive Plan also provides for discretionary grants of cash awards to executive officers by the Compensation Committee.

     The Compensation Committee has broad discretion in its administration of the Corporate Incentive Plan. During the second quarter 1999, the Company's projected revenue and pre-tax profit for the full year 1999 would not exceed the minimum threshold of targets which had been originally established by the Company and approved by the Compensation Committee in order for the Corporate Incentive Plan's bonus pool to be funded and paid. Consistent with the Company's philosophy of attracting, retaining and motivating high quality employees, however, the Compensation Committee approved for the last two quarters revised financial targets and a reduced bonus pool available for distribution to reflect what the Company believed to be stretch but attainable financial targets.

     In 1999, incentive bonuses totaling approximately $52,261 were awarded to the executive officers of the Company as a group. For information regarding the bonuses awarded in 1999 to each of the Company's five most highly compensated executive officers, see "Executive Compensation--Summary Compensation Table."

     The Board and the Compensation Committee also may make special cash awards to executive officers based on their subjective assessment of individual performance. In 1999, the Compensation Committee approved one-time cash awards to two of the executive officers named in the Summary Compensation Table.

     Long-Term Incentive Award. The third component of the Company's compensation program will be provided through the Company's Option Plan and Employee Stock Purchase Plan, which are also designed to align the interests of the officers of the Company and certain subsidiaries with those of stockholders. The Plans also serve to focus the efforts of officers on performance in an effort to increase the value of the Company for its stockholders.

     Pursuant to the Option Plan, the Compensation Committee and such other committees as may from time to time be designated by the Board, may grant incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended, and may grant non-statutory stock options to purchase shares of common stock. Subject to the terms of the Option Plan, the Compensation Committee and such other committees as may from time to time be designated by the Board, will have discretion in making grants under the Plan. The Compensation Committee and such other committees as may from time to time be designated by the Board, may, however, consider the recommendations of management with respect to such grants. The competitive environment for human resources will be taken into consideration when options are granted under the Option Plan.

     The Employee Stock Purchase Plan is intended to align the interests of all employees with the shareholders of the Company in order to maximize the value of the Company. The Employee Stock Purchase Program provides that all full-time employees and part-time employees of the Company and certain subsidiaries working at least twenty (20) hours per week are eligible to purchase the Company's common stock on the last day of two designated six-month periods in a year, and that participating employees are able to purchase the Company's common stock at a discount from the average price reported by the New York Stock Exchange on either the first or the last day of the six-month period, whichever is lower.

Chief Executive Officer Compensation
------------------------------------

     In determining the compensation package for the CEO, the Compensation Committee believes that it must provide a compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. Compensation of the Company's current President and CEO, Mr. Gillis, as determined by the Compensation Committee, has the following primary compensation components: a base salary, an annual bonus linked to the Company's growth in revenue and pre-tax profit and stock option grants. The components of Mr. Gillis' compensation package reflect the determination of the principal stockholder and the Board as to the total compensation package necessary to retain a CEO with Mr. Gillis' qualifications and experience. The linkage of Mr. Gillis' 1999 bonus to the Company's growth in revenue and pre-tax profit reflect their efforts to align the CEO's compensation with stockholder interests and to encourage long-term performance. Although Mr. Gillis is eligible to participate in the Option Plan, Mr. Gillis did not receive any stock option grants in 1999 due to the stock option grants awarded to Mr. Gillis in 1997 in connection with the Company's recapitalization.

     In determining its evaluation of Mr. Gillis' performance in 1999, the Compensation Committee considered, but did not formally weight, the following performance factors: growth in the Company's earnings, net income and revenue.

     The Board, with the advice of the Compensation Committee, will re-examine the Company's compensation philosophy and objectives each year and determine if changes should be considered.

                                          COMPENSATION COMMITTEE

                                          John F. Burton
                                          Dr. Philip S. Dauber
                                          Frederic V. Malek
                                          Carl J. Rickertsen
                                          Dr. Paul G. Stern

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Messrs. Malek and Rickertsen and Dr. Stern, directors of the Company, are the principal members of TC Equity Partners, the sole general partner of Thayer. TC Equity Partners beneficially owns, and has sole voting and investment power with respect to, the shares of Common Stock held of record by Thayer. TC Management is the managing member of TC Co-Investors and beneficially owns and has sole voting and investment power with respect to the shares of Common Stock held of record by TC Co-Investors. Messrs. Malek and Rickertsen and Dr. Stern are members of TC Management. Messrs. Malek and Rickertsen and Dr. Stern may be deemed to be the beneficial owners of the shares of Common Stock held by each of Thayer and TC Co-Investors. Messrs. Malek and Rickertsen and Dr. Stern disclaim beneficial ownership of all shares of Common Stock held of record by Thayer and TC Co-Investors.

     The Company agreed to pay on a quarterly basis an annual fee of $300,000 to TC Management for management and consulting services to be provided by TC Management to the Company in connection with the operation and conduct of the Company's business. In 1999, 1998 and 1997, the Company paid a total of $300,000, $300,000 and $225,000, respectively, of such fees plus out-of-pocket expenses, and as of March 20, 2000, the Company had paid approximately $78,405 of such fees plus out-of-pocket expenses for services provided in fiscal year 2000. TC Management is the managing agent of and provides management services to Thayer.

     Mr. McCreery issued a promissory note to the Company dated August 9, 1996 with a face amount of $363,000. The note accrued interest at the rate of 6% per annum and was due and payable upon termination of Mr. McCreery's employment with the Company. The note did not require periodic interest or principal payments. Mr. McCreery paid the principal and accrued interest in full satisfaction of this promissory note in January 1999.

     On March 31, 1997, the Company entered into an exclusive, perpetual license agreement (the "Original Cooperation Agreement") with SAG, its former German parent company. On September 30, 1999, the Company amended and restated the Original Cooperation Agreement, the amended agreement being referred to hereinafter as the "Cooperation Agreement."

     As amended, the Cooperation Agreement allows, among other things, the Company and SAG to expand their respective distribution channels. The Cooperation Agreement removes certain distribution exclusivity provisions, which were part of the Original Cooperation Agreement, allowing both companies to sell new products in geographic territories that were previously designated to the other.

     Following the amendment of the Cooperation Agreement, the Company has retained, with the exception of the Company's Construct product, the exclusive right to license and service on a worldwide basis the products that it develops or acquires. Additionally, the Company retained the exclusive and perpetual right to license and service the core SAG product lines, including Adabas, Natural and the existing, core Entire family products, but exclusive of EntireX, to current Company customers in the United States, Canada and Mexico ("North America"). The Company also retained the exclusive right to license and service EntireX in North America, except under certain circumstances, to current Company customers through June 2000, and a non-exclusive right to license and service EntireX in North America after June 2000. In addition, excluding North America, the Company retained the exclusive and perpetual right to license and service all current and future SAG products within the Territory.

     The Company has non-exclusive and perpetual rights under the Cooperation Agreement to license and service the SAG products Bolero and Tamino as well as SAG's future database and software development tools, if any, to current Company customers in North America. The Company also has non-exclusive rights to license and service certain new SAG products other than the core SAG products, the EntireX, Bolero and Tamino products and future database and software development tools to current Company customers in North America, however, this right terminates on December 31, 2005 although it may continue thereafter if certain circumstances exist. In addition, the Company has the non-exclusive and perpetual right to license and service the core SAG product lines, including Adabas, Natural and the existing, core products in the Entire family, including EntireX, to new Company customers in North America.

     The Company shall have no rights, however, to license or service new SAG products to new SAGA customers in North America.

     Under the Cooperation Agreement, as amended, SAG has the non-exclusive, perpetual right to license the Company's Construct products outside of the Territory. SAG has no right to license any other Company product anywhere else in the world.

     Each of the Company and SAG had to pay the other 24% of the net revenues derived from licenses granted under the Original Cooperation Agreement. This 24% royalty rate was fixed for 20 years. Under the Cooperation Agreement, as amended, each of the Company and SAG must still pay the other 24% of the net revenues derived from the distribution of the other party's products and the provision of maintenance within the Territory, in the case of the Company, and outside of the Territory, in the case of SAG. This royalty rate shall be effective through the year 2017 and thereafter unless the parties agree otherwise. Except under certain circumstances, the Company must pay SAG a minimum annual royalty payment from 1999 through 2005 which payment varies from $17.0 million to $23.0 million. Additional payments may be made by the Company if the Company grants certain discounts. SAG owns more than 5% of the Company's Outstanding Shares.

     On December 5, 1993, the Company and SAG entered into a Products and Research & Development Operations Transfer Agreement (the "R&D Agreement") which required the Company to provide certain services relating to certain SAG employees who utilized the Company's facilities. In connection with the Recapitalization, on March 31, 1997, the Company entered into an Administrative Services Agreement (the "ASA") with SAG, terminating the R&D Agreement and requiring that the Company provide services similar to those required under the R&D Agreement. The ASA terminated December 31, 1999, however, a deminimis level of support is being provided during a period of transition. SAG was required under the ASA to reimburse the Company for its costs incurred in connection with the ASA and to pay the Company during the years 1997 through 1999 for the use of certain machinery leased by the Company. In 1999, 1998 and 1997, the payments to the Company under the R&D Agreement and the ASA were approximately $10.1 million, $8.5 million and $10.8 million, respectively.

     On August 22, 1997, the Company entered into a subscription agreement with Timothy L. Hill, the Company's former Vice President, Marketing and International Operations, pursuant to which the Company issued and sold to Mr. Hill 137,500 shares of Common Stock for an aggregate purchase price of $202,095 (the "Subscription Agreement"). Pursuant to the Subscription Agreement, the Company had the right to repurchase Mr. Hill's shares at $1.47 per share if Mr. Hill's employment with the Company terminated for cause or if Mr. Hill voluntarily terminated his employment prior to August 17, 1999. This repurchase right was not exercised by the Company. Mr. Hill sold all shares subject to the Subscription Agreement in February 2000.

     The Company and Thayer have entered into a registration rights agreement for the benefit of all holders as of September 26, 1997 of "restricted securities" of the Company within the meaning of Rule 144 of the SEC, and certain transferees of such holders. Pursuant to this agreement, a majority-in-interest of such holders has the right to require the Company to register their restricted securities for resale under the Securities Act of 1933, as amended, on up to five occasions (only one of which may be on Form S-1) and such holders have been granted certain "piggy-back" registration rights with regard to certain securities offerings initiated by the Company. The Company has agreed to pay certain expenses in connection with such registrations. Thayer exercised its only Form S-1 registration in 1998.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Standard and Poor's Computers (Software & Services), a published industry index, for the period commencing November 19, 1997 and ending December 31, 1999, the approximate period for which the Common Stock has been registered under Section 12 of the Exchange Act. The graph assumes an investment of $100 and the reinvestment of any dividends. The points marked on the horizontal axis of the graph correspond to the last day of the applicable month.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.


                                                      Cumulative Total Return
                          -------------------------------------------------------------------------------
                          11/19/97 11/97 12/97 1/98 2/98 3/98 4/98 5/98 6/98 7/98 8/98  9/98  10/98 11/98
                          -------- ----- ----- ---- ---- ---- ---- ---- ---- ---- ----  ----  ----- -----
SAGA SYSTEMS, INC.......    100      101   144  134  193  263  246  242  291  238  168   169    149   191
S & P 500...............    100      105   106  108  115  121  122  120  125  124  106   113    122   129
S & P COMPUTERS
 (SOFTWARE & SERVICES)..    100      106    96  106  118  128  127  119  145  139  118   140    136   154

                                                   Cumulative Total Return
                          -------------------------------------------------------------------------
                           12/98   1/99  2/99  3/99 4/99 5/99 6/99 7/99 8/99 9/99 10/99 11/99 12/99
                          -------- ----- ----- ---- ---- ---- ---- ---- ---- ---- ----- ----- -----
SAGA SYSTEMS, INC.......       180   170   111   84   82  117  127  114  117  143  144   212    198
S & P 500...............       137   143   138  144  149  146  154  149  148  144  153   156    166
S & P COMPUTERS
 (SOFTWARE & SERVICES)..       173   209   187  222  209  203  223  209  220  227  237   253    321

                                PROPOSAL NO. 2
           PROPOSED APPROVAL OF AMENDMENT TO THE SAGA SYSTEMS, INC.
                            1997 STOCK OPTION PLAN

     Stockholders are being asked to approve the amendment of the Option Plan
(i) to increase the number of shares of Common Stock reserved for issuance under the Option Plan by 2,000,000 shares from 6,875,000 shares to a total of 8,875,000 shares, and (ii) to provide that, over the term of the Option Plan, no employee may be granted options with respect to a number of shares in excess of 15% of the total number of shares reserved for issuance under the Option Plan. The Board approved the foregoing amendments to the Option Plan in March 2000. In addition to the amendments for which stockholder approval is being sought, since its adoption the Board has approved other amendments to the Option Plan to update the Option Plan, reflect the Company's publicly traded status and eliminate certain restrictions in the Option Plan no longer required by the SEC's rules under Section 16 of the Exchange Act. As of February 29, 2000, options to purchase an aggregate of 4,424,885 shares of Common Stock were outstanding under the Option Plan with a weighted average exercise price of $8.08 per share. 872,094 shares, excluding the 2,000,000 shares subject to shareholder approval at this Meeting, were available for future grant under the Option Plan. The Option Plan authorizes the Compensation Committee or any other committee or subcommittee appointed by the Board to administer the Option Plan, to grant incentive and nonstatutory stock options to eligible employees, directors, consultants, advisors or affiliates of the Company.

     The Option Plan is structured to give the Board and Compensation Committee broad discretion in creating equity incentives to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business. Since inception of the Option Plan, the Company has provided stock options as an incentive to its key employees and executives as a means to promote increased stockholder value. The Company believes that stock options are one of the best methods of attracting and retaining key personnel responsible for the continued development and growth of the Company's business. In addition, stock options are generally considered a competitive necessity in the high technology industry.

Vote Required

     The affirmative vote of a majority of the shares of the Company's Common Stock represented and voting at the Meeting will be required to approve the proposed amendment to the Option Plan.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
          AMENDMENT OF THE SAGA SYSTEMS, INC. 1997 STOCK OPTION PLAN

Summary of the Option Plan

     The material terms of the Option Plan are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the Option Plan, a copy of which is available by writing to Katherine E. Butler at the Company's address on page one of this Proxy Statement.

Purpose

     The Option Plan is intended to assist the Company and its affiliates in attracting and retaining individuals of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

Administration

     The Option Plan provides for its administration by the Compensation Committee or another committee or subcommittee appointed by the Board to administer the Option Plan. The Board created the Stock

Option Committee for the purpose of granting stock options under the Option Plan to persons who are not, or who will not be, at the time of such grant subject to the requirements of Section 16 of the Exchange Act. The Stock Option Committee is not authorized to grant any stock option to any person who reports directly to any member of the Stock Option Committee and/or to grant any stock option that covers more than 10,000 shares of Common Stock without the prior consent and approval of the Compensation Committee. In addition, the Board provided the Stock Option Committee with specific guidance concerning stock option grants to employees other than those described in the previous sentence.

     The administrator (as used in this description, the term "administrator" refers to the Compensation Committee and/or the Stock Option Committee and/or any other committee or subcommittee appointed by the Board to administer options under the Option Plan) determines the terms of the options granted including, but not limited to, the exercise price, number of shares subject to the option, vesting provisions, the exercisability thereof and whether an option will be an incentive stock option or a nonstatutory stock option. The administrator determines all questions of interpretation and its decisions are final and binding upon all participants. Subject to the provisions of the Option Plan, the administrator has plenary authority to construe and interpret the Option Plan and all option agreements executed by the Company and the optionee, to prescribe, amend and rescind rules and regulations relating to the Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Option Plan including, but not limited to, any determination to accelerate the vesting of outstanding options.

Eligibility

     Options may be granted to employees or persons hired to be employees, directors and consultants or advisors to the Company or any of its affiliates, provided, however, that only employees shall be eligible to receive incentive stock options. The administrator selects the optionees and determines the number of shares subject to each option. In making his or her determination, the administrator may take into account the nature of the services rendered by the optionees, their present and potential contributions to the success of the Company and other factors deemed relevant by the administrator. It is the intent of the Company that incentive stock options granted under the Option Plan qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). There is no minimum number of option shares that may be granted to any one employee, however, over the term of the Option Plan, no employee may be granted options with respect to a number of shares in excess of 15% of the total number of shares reserved for issuance under the Option Plan.

Terms of Options

     Subject to the provisions of the Option Plan, the administrator has plenary authority and discretion to determine the terms of all options, which must be either incentive stock options or nonstatutory stock options. Each option granted under the Option Plan must be evidenced by an agreement between the Company and the optionee, clearly identified as either incentive stock option agreement or nonstatutory stock option, which specifies the terms and conditions of the grant. The option period must be specified in the applicable agreement, however, an option must not be exercisable after ten years (five years in the case of an incentive stock option granted to a ten percent stockholder of the Company) from the date of grant. Options granted under the Option Plan may have a term of no more than 10 years. To date, the administrator has issued options that must be exercised within seven years of the date of grant. In the exercise of its plenary authority and discretion, the administrator may determine, among other things, when options are granted, how and when options may be exercised, the method of exercise and the exercise price of options.

     The administrator determines the exercise price of the options, which, in the case of nonstatutory stock options, may be less than fair market value. The option price of all incentive stock options granted under the Option Plan may not be less than the fair market value of the Common Stock on the date the option is granted. For purposes of the Option Plan, fair market value is defined as the mean between the highest and lowest quoted selling price as reported by The Wall Street Journal, or if no such prices are reported for that day, on the last preceding day for which such prices are reported. If an optionee owns stock representing more than 10% of the voting power of all classes of stock of the Company at the time of grant, under Section 422 of the Code, the option price of an incentive stock option must be at least 110% of the fair market value on the date of grant. In the case of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the exercise price must be at least 100% of the fair market value on the date of grant.

     Except as otherwise set forth in an option agreement, an option is not transferable by the optionee other than by will or the laws of descent and distribution. An option is exercisable only by the optionee during his or her lifetime or, in the event of his or her legal disability, by his or her legal representative.

Adjustment upon Changes in Capitalization

     In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or similar change in corporate structure, the administrator may, in its sole discretion, provide for a substitution for or adjustment in (i) the number and class of shares subject to outstanding options, (ii) the option price of outstanding options, (iii) the aggregate number and class of shares that may be issued under the Option Plan, and (iv) the maximum number of shares with respect to which an employee may be granted options over the term of the Option Plan.

Change of Control

     Under the current form of option agreement, an option will vest in full upon a change of control of the Company. A change of control has occurred if
(i) any person or group of persons, excluding the Company's employee benefit plans, becomes the beneficial owner of 51% or more of the combined voting power of the Company's then outstanding securities, (ii) the Company's stockholders approve a merger or consolidation of the Company with any other corporation unless it would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after the merger or consolidation, or (iii) the Company's stockholders approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

Amendment and Termination

     The Board may amend, alter, suspend or terminate the Option Plan in any respect at any time, provided, however, that approval is received by (i) the Company's stockholders to the extent stockholder approval is required by applicable law or regulations, and (ii) each affected optionee if the amendment, alteration, suspension or termination would adversely affect his or her rights or obligations under an option granted prior to the date of the amendment, alteration, suspension or termination. No option may be granted nor any shares issued under the Option Plan during any suspension or after termination of the Option Plan. Unless terminated sooner by the Board, the Option Plan will terminate in April 2007.

Tax Information

     The following discussion briefly summarizes certain federal income tax aspects of stock issued under the Option Plan. State and local tax consequences may differ.

     Incentive Stock Options. An optionee will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, the optionee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonstatutory stock option, as described below.

     The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

     Nonstatutory Stock Options. An optionee will not recognize income on the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, an optionee recognizes income equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.

     Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares acquired pursuant to the exercise of options granted under the Option Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a "disqualifying disposition"), an optionee generally will be required to recognize ordinary income upon such disposition.

     Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if an optionee is required to recognize income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonstatutory stock option (including an incentive stock option that is treated as a nonstatutory stock option, as described above), the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by an optionee, provided that certain income tax reporting requirements are satisfied.

     Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. The accelerated vesting of stock options would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain Company employees.

     Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Option Plan is intended to permit the grant of options that qualify under an exception to the deduction limit of Section 162(m) for "performance-based compensation."

Participation in the Option Plan

     The grant of options under the Option Plan to directors, executive officers and all other eligible participants is subject to the discretion of the administrator. As of the date of this proxy statement, there has been no determination by any administrator with respect to any specific future awards under the Option Plan. Accordingly, neither the probability of, nor the details concerning, any specific future awards is determinable.

     During fiscal year 1999, all directors who are not executive officers of the Company as a group, all current executive officers as a group and all other employees as a group were granted options to purchase 40,000, 250,000 and 590,250 shares, respectively, pursuant to the Option Plan. Messrs. Brands and Burton, directors of the Company, were each granted options to purchase 20,000 shares of Common Stock in 1999. On March 20, 2000, the closing price of the Company's Common Stock was $32.1250 per share. See "Executive Compensation--Option Grants in Last Fiscal Year" on page 10 herein for option grants made to each named executive officer in 1999.

                                PROPOSAL NO. 3
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has engaged KPMG LLP ("KPMG") as its principal independent public accountants for the current year ended December 31, 2000. KPMG has audited the Company's financial statements for 1994 through 1999. The Board is submitting the appointment of KPMG as the Company's independent public accountants for 2000 for ratification by the stockholders. KPMG has no direct or indirect financial interest in the Company.

     The Board expects that representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Required Vote

     The ratification of the appointment of KPMG requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy and entitled to vote at the Meeting.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
   RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT
                     PUBLIC ACCOUNTANTS FOR THE YEAR 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who beneficially own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Reporting Persons are required by the SEC regulations to furnish the Company with copies of all filings made under Section 16(a) .

     Based solely on its review of copies of such filings furnished to the Company and written representations from Reporting Persons, to the Company's knowledge, Paul A. Brands filed an Initial Report of Beneficial Ownership of Securities on Form 3 with the SEC and New York Stock Exchange on July 8, 1999 to report his election to the Board on May 20, 1999 by the Company's stockholders and receipt of a stock option grant on May 20, 1999. David S. Linthicum did not report the purchase of two shares of the Company's Common Stock by his wife timely. All other Reporting Persons filed all reports relating to the Common Stock required under Section 16(a) of the Exchange Act during the Company's year ended December 31, 1999 on a timely basis.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals relating to the Company's annual meeting of stockholders to be held in 2001 (the "2001 Meeting") must be received at the Company's executive offices by December 12, 2000. Stockholder proposals should be addressed to Katherine E. Butler, Vice President, General Counsel and Secretary, 11190 Sunrise Valley Drive, Reston, Virginia 20191. Stockholder proposals not submitted in accordance with these procedures will not be considered to be properly brought before the 2001 Meeting and will not be voted upon.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and the Board does not presently know of any matters to be brought before the Meeting for action other than those set forth herein. As to any business that may properly come before the Meeting, however, it is intended that proxies submitted in the form enclosed will be voted by the persons named therein in respect thereof in accordance with such persons' best judgment.

                                         By Order of the Board of Directors,
                                         KATHERINE E. BUTLER
                                         Vice President, General Counsel
                                         & Secretary

 ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING
  PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT
                           ATTENTION TO THIS MATTER.

                               SAGA SYSTEMS, INC.

                             1997 STOCK OPTION PLAN

     (conformed copy reflecting all Plan amendments through March 24, 2000)

1.   DEFINITIONS

     In this Plan, except where the context otherwise indicates, the following definitions apply:

     1.1. "Affiliate" means (a) for purposes of Incentive Stock Options, parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries of the Company which become such after adoption of the Plan, and (b) for all other purposes, a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

     1.2. "Agreement" means a written agreement granting an Option that is executed by the Company and the Optionee.

     1.3.  "Board" means the Board of Directors of the Company.

     1.4.  "Code" means the Internal Revenue Code of 1986, as amended.

     1.5. "Committee" means such committee(s), subcommittee(s) or person(s) appointed by the Board to administer this Plan or to make and/or administer specific Option awards hereunder. If no such committee is in effect at any time, "Committee" shall mean the Compensation Committee of the Board.

     1.6. "Common Stock" means the common stock, par value $.01 per share, of the Company.

     1.7.  "Company" means SAGA SYSTEMS, Inc., a Delaware corporation.

     1.8. "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Article 7.

     1.9. "Date of Grant" means the date on which an Option is granted under the Plan.

     1.10. "Director" means a member of the Board of Directors of the Company or any Affiliate.

     1.11. "Eligible Individual" means (i) any Employee or Director or (ii) any consultant or advisor to the Company or an Affiliate who renders bona fide services to the Company or an Affiliate other than services in connection with the offer or sale of securities in a capital raising transaction.

     1.12. "Employee" means any employee of the Company or an Affiliate or any person who has been hired to be an employee of the Company or an Affiliate.

     1.13. "Fair Market Value" means the mean between the highest and lowest quoted selling price as reported by the Wall Street Journal, or if no such prices are reported for that day, on the last preceding day for which such prices are reported.

     1.14. "Incentive Stock Option" means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Code and that the Company designates as such in the Agreement granting the Option.

     1.15. "Nonstatutory Stock Option" means an Option granted under the Plan that is not an Incentive Stock Option.

     1.16.  "Option" means an option to purchase Shares granted under the Plan.

     1.17. "Option Period" means the period during which an Option may be exercised.

     1.18. "Option Price" means the price per Share at which an Option may be exercised. The Option Price shall be determined by the Committee, provided, however, that, in the case of Incentive Stock Options the Option Price shall not be less than the Fair Market Value as of the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Optionee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate (a "Ten-Percent Stockholder"), the Option Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value on the Date of Grant. The Option Price of any Option shall be subject to adjustment to the extent provided in Article 9 hereof.

     1.19. "Optionee" means an Eligible Individual to whom an Option has been granted.

     1.20.  "Plan" means the SAGA SYSTEMS, Inc. 1997 Stock Option Plan.

     1.21.  "Share" means a share of Common Stock.

2.   PUPORSE

     The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Individuals of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

3.   ADMINISTRATION

     The Committee shall administer the Plan and shall have plenary authority, in its discretion, to award Options to Eligible Individuals, subject to the provisions of the Plan. The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the terms (which terms need not be identical) of all Options including, but not limited to, which Eligible Individuals shall be granted Options, the time or times at which Options are granted, the Option Price, the number of Shares subject to an Option, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any provisions relating to vesting, any circumstances in which Options terminate or Shares may be repurchased by the Company, the period during which Options may be exercised and any other restrictions on Options. In making these determinations, the Committee may take into account the nature of the services rendered by the Optionees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to construe and interpret the Plan and the Agreements, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan, including, but not limited to, any determination to accelerate the vesting of outstanding Options. The determinations of the Committee on the matters referred to in this Article 3 shall be binding and final.

4.   ELIGIBILITY

     Options may be granted only to Eligible Individuals, provided, however, that only Employees shall be eligible to receive Incentive Stock Options.

5.   STOCK SUBJECT TO THE PLAN

     5.1. Subject to adjustment as provided in Article 9, (a) the maximum number of Shares that may be issued under the Plan is 8,875,000(1) Shares, and
(b) the maximum number of Shares with respect to which an Employee may be granted Options under this Plan during its term is fifteen percent of the maximum number of Shares set forth in the preceding clause (a).

     5.2. If an Option expires or terminates for any reason without having been fully exercised, the unissued Shares which had been subject to such Option shall become available for the grant of additional Options.

_____________
(1) As adjusted by the Compensation Committee to reflect a 275-for-1 stock split effected as a stock dividend on November 17, 1997.

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

6.   OPTIONS

     6.1. Options granted under the Plan shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee. Each Option granted under the Plan shall be clearly identified either as an Incentive Stock Option or a Nonstatutory Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the grant. Options granted to Eligible Individuals shall be subject to the terms and conditions set forth in this Article 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify. All Incentive Stock Options shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations.

     6.2. The Option Period for Options granted to Eligible Individuals shall be determined by the Committee and specifically set forth in the Agreement, provided, however, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

7.   EXERCISE OF OPTIONS

     7.1. An Option may, subject to the terms of the applicable Agreement under which it is granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment of the Option Price for the Shares with respect to which the Option is exercised as provided in Section 7.2 hereof.

     7.2. Payment of the aggregate Option Price for the Shares with respect to which an Option is being exercised shall be made in cash; provided, however, that the Committee, in its sole discretion, may provide in an Agreement that part or all of such payment may be made by the Optionee in one or more of the following manners: (a) by delivery (including constructive delivery) to the Company of Shares valued at Fair Market Value on Date of Exercise; (b) by delivery on a form prescribed by the Committee of a properly executed exercise notice and irrevocable instructions to a registered securities broker approved by the Committee to sell Shares and promptly deliver cash to the Company; (c) by delivery of a promissory note as provided in Section 7.3 hereof; or (d) by surrender to the Company of an Option (or a portion thereof) that has become exercisable and the receipt from the Company upon such surrender, without any payment to the Company (other than required tax withholding amounts), of (x) that number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Option Price, plus (y) an amount of cash equal to the Fair Market Value of any fractional Share to which the Optionee would be entitled but for the parenthetical in clause (x) above relating to whole number of Shares.

     7.3. To the extent provided in an Option Agreement and permitted by applicable law, the Committee may accept as payment of the Option Price a promissory note executed by the Optionee evidencing his or her obligation to make future cash payment thereof; provided, however, that in no event may the Committee accept a promissory note for an amount in excess of the difference between the aggregate Option Price and the par value of the Shares. Promissory notes made pursuant to this Section 7.3 shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the Shares received upon exercise of the Option and shall bear interest at a rate fixed by the Committee.

8.   RESTRICTIONS ON TRANSFER

     Except as otherwise set forth in an Agreement, Options shall not be transferable other than by will or the laws of descent and distribution, and an Option may be exercised during the Optionee's lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative.

9.   CAPITIAL ADJUSTMENTS

     In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or similar change in corporate structure, the Committee may, in its discretion, provide for a substitution for or adjustment in (i) the number and class of Shares subject to outstanding Options, (ii) the Option Price of outstanding Options, (iii) the aggregate number and class of Shares that may be issued under the Plan, and (iv) the maximum number of Shares with respect to which an Employee may be granted Options during the period specified in Section 5.1(b).

10.  TERMINATION OR AMENDMENT

     The Board may amend, alter, suspend or terminate the Plan in any respect at any time; provided, however, that after the Plan has been approved by the stockholders of the Company, no amendment, alteration, suspension or termination of the Plan shall be made by the Board without approval of (i) the Company's stockholders to the extent stockholder approval is required by applicable law or regulations and (ii) each affected Optionee if such amendment, alteration, suspension or termination would adversely affect his or her rights or obligations under any Option granted prior to the date of such amendment, alteration, suspension or termination. No Option may be granted nor any Shares issued under the Plan during any suspension or after termination of the Plan.

11.  MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS; SUBSTITUTED OPTIONS

     11.1. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew the terms of any outstanding Options, or accept the surrender of outstanding Options granted under the Plan or options and stock appreciation rights granted under any other plan of the Company or an Affiliate (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Any such substituted Options may specify a lower exercise price than the surrendered options and stock appreciation rights, a longer term than the surrendered options and stock appreciation rights, or have any other provisions that are authorized by the Plan. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Optionee, alter or impair any of the Optionee's rights or obligations under such Option.

     11.2. Anything contained herein to the contrary notwithstanding, Options may, at the discretion of the Committee, be granted under the Plan in substitution for stock appreciation rights and options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the options and stock appreciation rights in substitution for which they are granted. Such substitute Options granted hereunder shall not be counted toward the Share limit imposed by Section 5.1(b), except to the extent it is determined by the Committee that counting such Options is required in order for Options hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

12.  EFFECTIVENESS OF THE PLAN

     The Plan and any amendment thereto shall be effective on the date on which it is adopted by the Board, provided that any such adoption requiring stockholder approval is subject to approval by vote of the stockholders of the Company within 12 months after such adoption by the Board. Options may be granted prior to stockholder approval of the Plan, and the date on which any such Option is granted shall be the Date of Grant for all purposes provided that
(a) each such Option shall be subject to stockholder approval of the Plan, (b) no Option may be exercised prior to such stockholder approval, and (c) any such Option shall be void ab initio if such stockholder approval is not obtained.

13.  WITHHOLDING

     The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Option shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, an Optionee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (i) tendering a cash payment, (ii) authorizing the Company to withhold Shares otherwise issuable to the Optionee, or (iii) delivering to the Company already owned and unencumbered Shares.

14.  TERM OF THE PLAN

     Unless sooner terminated by the Board pursuant to Section 10, the Plan shall terminate on April 11, 2007, and no Options may be granted after such date. The termination of the Plan shall not affect the validity of any Option outstanding on the date of termination.

15.  INDEMNIFICATION OF COMMITTEE

     In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

16.  GENERAL PROVISIONS

     16.1. The establishment of the Plan shall not confer upon any Eligible Individual any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan.

     16.2. The Plan does not constitute inducement or consideration for the employment or service of any Eligible Individual, nor is it a contract between the Company or any Affiliate and any Eligible Individual. Participation in the Plan shall not give an Eligible Individual any right to be retained in the service of the Company or any Affiliate.

     16.3. Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other stock option or restricted stock plans or to impose any requirement of stockholder approval upon the same.

     16.4. The interests of any Eligible Individual under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

     16.5. The Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware and it is the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code.

     16.6. The Committee may require each person acquiring Shares pursuant to Options hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such

Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or interdealer quotation system upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions. The certificates for Shares acquired pursuant to an Option may also include any legend which the Committee deems appropriate to reflect restrictions contained in this Plan or in the applicable Agreement or to comply with the Delaware General Corporation Law.

     16.7. The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of Options, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Committee's complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.